Albertsons Companies, Inc. Reports Fourth Quarter and Full Year Results

Delivers Fiscal 2020 Results Above Outlook
Provides Fiscal 2021 Outlook
Boise, ID - April 26, 2021
Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the fourth quarter of fiscal 2020 and full year fiscal 2020, which ended February 27, 2021, and provided a fiscal 2021 outlook.
Fourth Quarter 2020 Highlights
•Identical sales growth of 11.8%
•Digital sales growth of 282%
•Net loss per Class A common share of ($0.37); Adjusted Net Income Per Class A Common Share of $0.60
•Net loss of ($144 million); Adjusted Net Income of $347 million
•Adjusted EBITDA of $917 million
Fiscal 2020 Highlights
•Identical sales growth of 16.9%
•Digital sales growth of 258%
•Net income per Class A common share of $1.47; Adjusted Net Income Per Class A Common Share of $3.24
•Net income of $850 million; Adjusted Net Income of $1.9 billion
•Adjusted EBITDA of $4,524 million
•Total Net Debt Ratio reduced to 1.5x, an improvement from 2.9x a year ago

"We are very proud of what our team accomplished in fiscal 2020, serving our customers and communities throughout the COVID-19 pandemic," said Vivek Sankaran, President & CEO. "As a result of our strong execution, we delivered record full-year results, drove meaningful market share gains and are well positioned for continued success and strong performance in fiscal 2021."

"We have made substantial progress against our strategic priorities, and are still in the early innings of our transformation journey. Looking ahead, we remain committed to further strengthening our relationships with our customers, offering a superior shopping experience and generating value for all stakeholders."

Fourth Quarter of Fiscal 2020 Results
Sales and other revenue was $15.8 billion during the 12 weeks ended February 27, 2021 ("fourth quarter of fiscal 2020") compared to $15.4 billion during the 13 weeks ended February 29, 2020 ("fourth quarter of fiscal 2019"). The increase in sales was primarily driven by the Company's 11.8% increase in identical sales, partially offset by the impact of the 53rd week in the fourth quarter of fiscal 2019 and lower fuel sales. Identical sales also benefited from the Company's 282% growth in digital sales.
Gross profit margin increased to 28.9% during the fourth quarter of fiscal 2020 compared to 28.6% during the fourth quarter of fiscal 2019. Excluding fuel, gross profit margin increased 10 basis points. The increase was primarily attributable to improvements in shrink expense and continued sales leverage, partially offset by our growth in digital sales and strategic investments in price.

Selling and administrative expenses increased to 30.0% of sales during the fourth quarter of fiscal 2020 compared to 26.5% of sales for the fourth quarter of fiscal 2019. Excluding fuel and the $607.2 million Combined Pension Plan (as defined herein) withdrawal charge, selling and administrative expenses as a percentage of sales were 80 basis points lower than the fourth quarter of fiscal 2019 primarily driven by sales leverage, partially offset by incremental COVID-19 related investments to protect and safeguard customers and associates.
Interest expense was $113.1 million during the fourth quarter of fiscal 2020 compared to $140.5 million during the fourth quarter of fiscal 2019. The decrease in interest expense is primarily attributable to lower average interest rates driven by our refinancing activities.
Loss on debt extinguishment was $27.6 million during the fourth quarter of fiscal 2020 compared to $45.6 million during the fourth quarter of fiscal 2019. The loss on debt extinguishment during the fourth quarter of fiscal 2020 related to the Company's partial redemption of its 5.750% senior notes due 2025.
Other income was $107.2 million during the fourth quarter of fiscal 2020 compared to other expense of $50.4 million during the fourth quarter of fiscal 2019. The increase in other income is primarily attributable to unrealized gains on non-operating investments and non-service cost components of net pension and post-retirement expense.
Income tax benefit of $64.1 million, representing a 30.8% effective tax rate, was the result of the loss before income taxes which was driven by the $607.2 million Combined Pension Plan withdrawal charge during the fourth quarter of fiscal 2020. Income tax expense was $22.3 million, representing a 24.8% effective tax rate, during the fourth quarter of fiscal 2019.
Net loss was ($144.2 million) or ($0.37) per share during the fourth quarter of fiscal 2020 compared to net income of $67.8 million or $0.12 per share during the fourth quarter of fiscal 2019. Net loss during the fourth quarter of fiscal 2020 included the $449.4 million charge, net of tax, related to the Combined Pension Plan.
Adjusted Net Income was $347.2 million, or $0.60 per share, during the fourth quarter of fiscal 2020 compared to $194.2 million, or $0.33 per share, during the fourth quarter of fiscal 2019.
Adjusted EBITDA was $916.9 million during the fourth quarter of fiscal 2020 compared to $755.6 million during the fourth quarter of fiscal 2019. The increase in Adjusted EBITDA was primarily attributable to the Company's 11.8% increase in identical sales and related sales leverage, excluding the adjustment items, partially offset by the impact of the extra week in the fourth quarter of fiscal 2019.

Fiscal 2020 Results

Sales and other revenue was $69.7 billion during the 52 weeks ended February 27, 2021 ("fiscal 2020") compared to $62.5 billion during the 53 weeks ended February 29, 2020 ("fiscal 2019"). The increase in sales was primarily driven by the Company's 16.9% increase in identical sales, partially offset by lower fuel sales and the extra week in the fourth quarter of fiscal 2019. Identical sales also benefited from the Company’s 258% growth in digital sales.
Gross profit margin increased to 29.3% in fiscal 2020 compared to 28.2% in fiscal 2019. Excluding the impact of fuel, gross profit margin increased 55 basis points.

Selling and administrative expenses increased 40 basis points to 27.0% of sales in fiscal 2020 from 26.6% in fiscal 2019. Excluding fuel and the aggregate $892.9 million Combined Pension Plan and UFCW National Fund (as defined herein) withdrawal charges, selling and administrative expenses as a percentage of sales decreased 155 basis points during fiscal 2020 compared to fiscal 2019.

Income tax expense was $278.5 million, representing a 24.7% effective tax rate, in fiscal 2020 compared to $132.8 million, representing a 22.2% effective tax rate, in fiscal 2019. The increase in the effective tax rate was primarily driven by the increase in income before taxes relative to the amount of certain tax deductions and credits realized during the comparable fiscal year.

Net income was $850.2 million or $1.47 per share during fiscal 2020 compared to net income of $466.4 million or $0.80 per share during fiscal 2019.
Adjusted Net Income was $1,891.4 million, or $3.24 per share, during fiscal 2020 compared to $612.1 million, or $1.04 per share, during fiscal 2019.
Adjusted EBITDA was $4,524.0 million during fiscal 2020 compared to $2,834.4 million during fiscal 2019. The increase in Adjusted EBITDA primarily reflects the Company's increase in identical sales and sales leverage on gross margin and selling and administrative expenses, excluding the adjustment items, during fiscal 2020, partially offset by the impact of the extra week in fiscal 2019.

Fiscal 2020 Liquidity and Capital Allocation
Net cash provided by operating activities was $3,902.5 million during fiscal 2020 compared to $1,903.9 million during fiscal 2019. The increase in cash flow from operations compared to fiscal 2019 was primarily due to improvements in operating performance and changes in working capital.
During fiscal 2020 the Company spent $1.63 billion in capital expenditures, which included accelerated investment in digital and productivity initiatives, and the completion of 409 store remodels.
The Company continues to make progress in delevering the balance sheet, reducing its debt balance by approximately $400 million during fiscal 2020. At the end of fiscal 2020, the Company's total Net Debt Ratio was 1.5x, compared to 2.9x at the end of fiscal 2019.
During fiscal 2020, the Company repurchased an aggregate of 7.9 million shares of common stock for a total of $119.1 million pursuant to the Company's $300 million share repurchase authorization. The Company also paid a quarterly dividend of $0.10 per share on November 10, 2020 and February 10, 2021, respectively. On April 13, 2021, the Company announced the next quarterly dividend of $0.10 per share payable on May 10, 2021 to stockholders of record as of April 26, 2021.
Fiscal 2021 Outlook

The Company is providing its fiscal 2021 outlook as follows:
•Identical sales in fiscal 2021 of approximately (6%) to (7.5%), representing two-year stacked growth of 9.4% to 10.9%
•Adjusted Net Income Per Class A Common Share in the range of $1.95 per share to $2.05 per share, representing compound annual growth of 37% to 40% compared to fiscal 2019
•Adjusted EBITDA in the range of $3.5 billion to $3.6 billion, representing compound annual growth of 12% to 14% compared to fiscal 2019
•Effective tax rate to be approximately 25% excluding discrete items
•Capital expenditures in the range of $1.9 billion to $2.0 billion

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the fiscal 2021 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2021.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of February 27, 2021, the Company operated 2,277 retail stores with 1,727 pharmacies, 400 associated fuel centers, 22 dedicated distribution centers and 20 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia with more than 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2020, along with the Albertsons Companies Foundation, the Company gave $260 million in food and financial support, including $94 million through our Nourishing Neighbors Program to ensure those living in our communities have enough to eat. Albertsons Companies also pledged $5 million to organizations supporting social justice. These efforts have helped millions of people in the areas of hunger relief, education, cancer research and treatment, social justice and programs for people with disabilities and veterans' outreach.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Class A Common Share and Net Debt Ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross profit, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Class A Common Share and Net Debt Ratio provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	Fourth Quarter Fiscal 2020	Fourth Quarter Fiscal 2019	Fiscal 2020	Fiscal 2019
Net sales and other revenue	$15,772.3	$15,436.8	$69,690.4	$62,455.1
Cost of sales	11,212.8	11,018.8	49,275.9	44,860.9
Gross profit	4,559.5	4,418.0	20,414.5	17,594.2

Selling and administrative expenses	4,726.1	4,093.5	18,835.8	16,641.9
Loss (gain) on property dispositions and impairment losses, net	8.2	(2.1)	(38.8)	(484.8)
Operating (loss) income	(174.8)	326.6	1,617.5	1,437.1

Interest expense, net	113.1	140.5	538.2	698.0
Loss on debt extinguishment	27.6	45.6	85.3	111.4
Other (income) expense, net	(107.2)	50.4	(134.7)	28.5
Income before income taxes	(208.3)	90.1	1,128.7	599.2

Income tax (benefit) expense	(64.1)	22.3	278.5	132.8
Net (loss) income	$(144.2)	$67.8	$850.2	$466.4

Net (loss) income per Class A common share
Basic net (loss) income per Class A common share	$(0.37)	$0.12	$1.53	$0.80
Diluted net (loss) income per Class A common share	(0.37)	0.12	1.47	0.80
Weighted average Class A common shares outstanding
Basic	464.1	579.8	500.3	579.4
Diluted	464.1	580.6	578.1	580.3

Margins
Gross profit	28.9%	28.6%	29.3%	28.2%
Selling and administrative expenses	30.0%	26.5%	27.0%	26.6%

Store data
Number of stores at end of quarter/year	2,277	2,252

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	February 27, 2021	February 29, 2020
ASSETS
Current assets
Cash and cash equivalents	$1,717.0	$470.7
Receivables, net	550.9	525.3
Inventories, net	4,301.3	4,352.5
Prepaid assets	317.2	255.0
Other current assets	101.6	127.8
Total current assets	6,988.0	5,731.3

Property and equipment, net	9,412.7	9,211.9
Operating lease right-of-use assets	6,015.6	5,867.4
Intangible assets, net	2,108.8	2,087.2
Goodwill	1,183.3	1,183.3
Other assets	889.6	654.0
TOTAL ASSETS	$26,598.0	$24,735.1

LIABILITIES
Current liabilities
Accounts payable	$3,487.3	$2,891.1
Accrued salaries and wages	1,474.7	1,126.0
Current maturities of long-term debt and finance lease obligations	212.4	221.4
Current operating lease obligations	605.3	563.1
Current portion of self-insurance liability	321.4	308.9
Taxes other than income taxes	339.1	318.1
Other current liabilities	392.0	475.7
Total current liabilities	6,832.2	5,904.3

Long-term debt and finance lease obligations	8,101.2	8,493.3
Long-term operating lease obligations	5,548.0	5,402.8
Deferred income taxes	533.7	613.8
Long-term self-insurance liability	837.7	838.5
Other long-term liabilities	1,821.8	1,204.3

Commitments and contingencies
Series A convertible preferred stock	844.3	—
Series A-1 convertible preferred stock	754.8	—

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.8
Additional paid-in capital	1,898.9	1,824.3
Treasury stock, at cost	(1,907.0)	(25.8)
Accumulated other comprehensive income (loss)	63.5	(118.5)
Retained earnings	1,263.0	592.3
Total stockholders' equity	1,324.3	2,278.1
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,598.0	$24,735.1

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2020	Fiscal 2019
Cash flows from operating activities:
Net income	$850.2	$466.4
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on property dispositions and impairment losses, net	(38.8)	(484.8)
Depreciation and amortization	1,536.9	1,691.3
Operating lease right-of-use assets amortization	581.5	570.3
LIFO expense	58.7	18.4
Deferred income tax	(112.3)	(5.9)
Pension and post-retirement benefits income	(36.4)	(2.0)
Contributions to pension and post-retirement benefit plans	(60.0)	(11.0)
Loss on interest rate swaps and commodity hedges, net	16.9	50.6
Deferred financing costs	20.9	39.8
Loss on debt extinguishment	85.3	111.4
Equity-based compensation expense	59.0	32.8
Other operating activities	(143.0)	2.5
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	0.4	60.8
Inventories, net	9.2	(38.1)
Accounts payable, accrued salaries and wages and other accrued liabilities	787.4	85.3
Operating lease liabilities	(563.3)	(584.4)
Pension withdrawal liabilities	672.3	(62.3)
Self-insurance assets and liabilities	6.5	(4.0)
Other operating assets and liabilities	171.1	(33.2)
Net cash provided by operating activities	3,902.5	1,903.9

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(97.9)	—
Payments for property, equipment and intangibles, including lease buyouts	(1,630.2)	(1,475.1)
Proceeds from sale of assets	161.6	1,096.7
Other investing activities	(5.5)	(0.1)
Net cash used in investing activities	(1,572.0)	(378.5)

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2020	Fiscal 2019
Cash flows from financing activities:
Proceeds from issuance of long-term debt	4,094.0	3,874.0
Payments on long-term borrowings	(4,446.7)	(5,676.6)
Payments of obligations under finance leases	(79.9)	(109.3)
Payment of redemption premium on debt extinguishment	(71.6)	—
Payments for debt financing costs	(21.9)	(53.2)
Dividends paid on common stock	(93.7)	—
Dividends paid on convertible preferred stock	(66.0)	—
Proceeds from convertible preferred stock	1,680.0	—
Third party issuance costs on convertible preferred stock	(80.9)	—
Treasury stock purchase, at cost	(1,881.2)	—
Employee tax withholding on vesting of restricted stock and phantom units	(14.1)	(18.8)
Other financing activities	(59.8)	(30.3)
Net cash used in financing activities	(1,041.8)	(2,014.2)

Net increase (decrease) in cash and cash equivalents and restricted cash	1,288.7	(488.8)
Cash and cash equivalents and restricted cash at beginning of period	478.9	967.7
Cash and cash equivalents and restricted cash at end of period	$1,767.6	$478.9

Albertsons Companies, Inc. and Subsidiaries
Adjusted Net Income Per Class A Common Share
(in millions, except per share data)
The following tables reconcile Net (loss) income to Adjusted Net Income, and Net (loss) income per Class A common share to Adjusted Net Income Per Class A Common Share:

	Fourth Quarter Fiscal 2020	Fourth Quarter Fiscal 2019	Fiscal 2020	Fiscal 2019
Numerator:

Net (loss) income	$(144.2)	$67.8	$850.2	$466.4
Adjustments:
(Gain) loss on interest rate and commodity hedges, net (d)	(7.1)	50.2	16.9	50.6
Facility closures and transformation (1)(b)	23.5	7.3	58.0	18.3
Acquisition and integration costs (2)(b)	2.1	9.5	12.6	60.5
Equity-based compensation expense (b)	15.6	8.0	59.0	32.8
Loss (gain) on property dispositions and impairment losses, net	8.2	(2.1)	(38.8)	(484.8)
LIFO expense (a)	21.2	(0.5)	58.7	18.4
Discretionary COVID-19 pandemic related costs (3)(b)	—	—	134.6	—
Civil disruption related costs (4)(b)	—	—	13.0	—
Transaction and reorganization costs related to convertible preferred stock issuance and initial public offering (b)	0.4	0.3	23.8	3.7
Amortization of debt discount and deferred financing costs (c)	4.2	5.0	20.3	73.9
Loss on debt extinguishment	27.6	45.6	85.3	111.4
Amortization of intangible assets resulting from acquisitions (b)	12.3	46.6	55.8	273.6
Combined Plan and UFCW National Fund withdrawal (5)(b)	607.2	—	892.9	—
Miscellaneous adjustments (6)(f)	(51.8)	(2.7)	4.2	35.0
Tax impact of adjustments to Adjusted Net Income	(172.0)	(40.8)	(355.1)	(47.7)
Adjusted Net Income	$347.2	$194.2	$1,891.4	$612.1

Denominator:

Weighted average Class A common shares outstanding - diluted	464.1	580.6	578.1	580.3
Adjustments:
Convertible preferred stock (7)	101.6	—	—	—
Restricted stock units and awards (8)	10.4	6.8	6.3	6.6
Adjusted weighted average Class A common shares outstanding - diluted	576.1	587.4	584.4	586.9

Adjusted Net Income Per Class A Common Share - diluted	$0.60	$0.33	$3.24	$1.04

Albertsons Companies, Inc. and Subsidiaries
Adjusted Net Income Per Class A Common Share
(in millions, except per share data)

	Fourth Quarter Fiscal 2020	Fourth Quarter Fiscal 2019	Fiscal 2020	Fiscal 2019
Net (loss) income per Class A common share - diluted	$(0.37)	$0.12	$1.47	$0.80
Convertible preferred stock (7)	0.12	—	—	—
Non-GAAP adjustments (9)	0.86	0.22	1.80	0.25
Restricted stock units and awards (8)	(0.01)	(0.01)	(0.03)	(0.01)
Adjusted Net Income Per Class A Common Share - diluted	$0.60	$0.33	$3.24	$1.04
(1) Includes costs related to closures of operating facilities and third-party consulting fees related to our strategic priorities and associated business transformation.
(2) Related to conversion activities and related costs associated with integrating acquired businesses, primarily the Safeway acquisition. Also includes expenses related to management fees paid in connection with acquisition and financing activities.
(3) Includes $44.7 million in bonus payments related to front-line associates during the third quarter of fiscal 2020. Also includes $53 million of charitable contributions to our communities and hunger relief and $36.9 million in final reward payments to front-line associates at the end of the first quarter of fiscal 2020.
(4) Primarily includes costs related to store damage, inventory losses and community support as a result of the civil disruption during late May and early June in certain markets.
(5) Includes the $607.2 million charge in the fourth quarter of fiscal 2020 related to the withdrawal from the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund ("FELRA") and the Mid-Atlantic UFCW and Participating Pension Fund ("MAP" and together with FELRA, the "Combined Pension Plan") and the $285.7 million charge in the third quarter of fiscal 2020 related to the withdrawal from the United Food and Commercial Workers International Union ("UFCW") Union-Industry Pension Fund ("National Fund").
(6) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments and adjustments for unconsolidated equity investments.
(7) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP.
(8) Represents incremental unvested restricted stock units (RSUs) and unvested restricted stock awards (RSAs) to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(9) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net (loss) income to Adjusted Net Income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Adjusted Net Income Per Class A Common Share
(in millions, except per share data)
The following table is a reconciliation of Adjusted Net Income to Adjusted EBITDA:

	Fourth Quarter Fiscal 2020	Fourth Quarter Fiscal 2019	Fiscal 2020	Fiscal 2019
Adjusted Net Income (1)	$347.2	$194.2	$1,891.4	$612.1
Tax impact of adjustments to Adjusted Net income	172.0	40.8	355.1	47.7
Income tax (benefit) expense	(64.1)	22.3	278.5	132.8
Amortization of debt discount and deferred financing costs, net (c)	(4.2)	(5.0)	(20.3)	(73.9)
Interest expense, net	113.1	140.5	538.2	698.0
Amortization of intangible assets resulting from acquisitions (b)	(12.3)	(46.6)	(55.8)	(273.6)
Depreciation and amortization (e)	365.2	409.4	1,536.9	1,691.3
Adjusted EBITDA	$916.9	$755.6	$4,524.0	$2,834.4
(1) Reflects the impact of Non-GAAP adjustments for each period presented. See the reconciliation of Net (loss) income to Adjusted Net Income above for further details.
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) (Gain) loss on interest rate and commodity hedges, net:

	Fourth Quarter Fiscal 2020	Fourth Quarter Fiscal 2019	Fiscal 2020	Fiscal 2019
Cost of sales	$(6.9)	$2.3	$(2.6)	$2.7
Other (income) expense, net	(0.2)	47.9	19.5	47.9
Total (Gain) loss on interest rate and commodity hedges, net	$(7.1)	$50.2	$16.9	$50.6

(e) Depreciation and amortization:

	Fourth Quarter Fiscal 2020	Fourth Quarter Fiscal 2019	Fiscal 2020	Fiscal 2019
Cost of sales	$40.7	$43.2	$172.6	$171.5
Selling and administrative expenses	324.5	366.2	1,364.3	1,519.8
Total Depreciation and amortization	$365.2	$409.4	$1,536.9	$1,691.3

Albertsons Companies, Inc. and Subsidiaries
Adjusted Net Income Per Class A Common Share
(in millions, except per share data)
(f) Miscellaneous adjustments:

	Fourth Quarter Fiscal 2020	Fourth Quarter Fiscal 2019	Fiscal 2020	Fiscal 2019
Selling and administrative expenses	$30.9	$(7.6)	$75.6	$21.0
Other (income) expense, net	(82.7)	4.9	(71.4)	14.0
Total Miscellaneous adjustments	$(51.8)	$(2.7)	$4.2	$35.0

The following table is a reconciliation of Net Debt Ratio:

	Fiscal 2020	Fiscal 2019
Total debt (including finance leases)	$8,313.6	$8,714.7
Cash and cash equivalents	1,717.0	470.7
Total debt net of cash	6,596.6	8,244.0

Adjusted EBITDA	$4,524.0	$2,834.4

Total Net Debt Ratio	1.5	2.9